Exhibit 3.134

[STAMP]

ARTICLES OF INCORPORATION

OF

FHR CORPORATION

The undersigned, for the purpose of forming a corporation pursuant to and by virtue of Chapter 78 of the Nevada Revised Statutes, hereby adopts, executes and acknowledges the following Articles of Incorporation.

ARTICLE I

NAME

The name of the corporation shall be FHR Corporation.

ARTICLE II

REGISTERED OFFICE

The name of the initial resident agent and the street address of the initial registered office in the State of Nevada where process may be served upon the corporation is Schreck Morris, 300 South Fourth Street, Suite 1200, Las Vegas, Clark County, Nevada 89101. The corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

CAPITAL STOCK

Section 1. Authorized Shares. The aggregate number of shares which the corporation shall have authority to issue shall consist of twenty five thousand (25,000) shares of common stock with par value of $1.00 per share.

Section 2. Consideration for Shares. The common stock authorized by Section 1 of this Article shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.

Section 3. Assessment of Stock. The capital stock of this corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the corporation is individually liable for the debts or liabilities of the corporation.

Section 4. Cumulative Voting For Directors. No stockholder of the corporation shall be entitled to cumulative voting of his shares for the election of directors.

Section 5. Preemptive Rights. No stockholder of the corporation shall have any preemptive rights.

ARTICLE IV

DIRECTORS AND OFFICERS

Section 1. Number of Directors. The members of the governing board of the corporation are styled as directors. The Board of Directors of the corporation shall consist of at least one (1) individual and not more than ten (10) individuals who shall be elected in such manner as shall be provided in the bylaws of the corporation. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the corporation.

Section 2. Initial Directors. The name and post office box or sweet address of the director constituting the first Board of Directors:

NAME	ADDRESS
Arthur Goldberg	3930 Howard Hughes Parkway
4th Floor
Las Vegas. Nevada 89109

Section 3. Limitation of Personal Liability. No director or officer of the corporation shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision does not eliminate or limit the liability of a director or officer of the corporation for:

(a)	Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b)	The payment of distributions in violation of Nevada Revised Statutes 78.300.

Section 4. Payment of Expenses. In addition to any other rights of indemnification permitted by the taw of the State of Nevada as may be provided for by the corporation in its bylaws or by agreement, the expenses of officers aid directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the corporation, must be paid, by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that be or she is not entitled to be indemnified by the corporation.

Section 5. Repeal And Conflicts. Any repeal or modification of Sections 3 or 4 above approved by the stockholders of the corporation shall be prospective only, and shall not adversely then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by such amended laws.

ARTICLE V

INCORPORATOR

The name and post office box or street address of the incorporator signing these Articles of Incorporation is:

NAME	ADDRESS
Sonia Church Vermeys, Esq.	300 S. Fourth Street, Ste. 1200
Las Vegas, Nevada 89101

IN WITNESS WHEREOF, I have executed these Articles of Incorporation this 20th day of August, 1998.

/s/ Sonia Church Vermeys
Sonia Church Vermeys, Esq.

State of Nevada	)
) ss.
County of Clark	)

This instrument was acknowledged before me on August 20, 1998, by Soda Church Vermeys as Incorporator of FHR Corporation.

STAMP	/s/ Ethan A. Jones
Notary Public
My Commission Expires: [Illegible]

STAMP

3